UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2014

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 24, 2014, MGP Ingredients, Inc. (the "Company") announced the appointment of Augustus "Gus" Griffin as its new President and Chief Executive Officer, effective July 28, 2014.
Mr. Griffin, 54 years old, served as executive vice president of marketing for Next Level Spirits, a northern California-based producer, importer and distributor of premium wine and spirits brands between April 2013 and January 2014. His responsibilities in that position included establishing strategic planning disciplines and spearheading all aspects of corporate, consumer and trade marketing. Between November 2011 and March 2013, Mr. Griffin served as brand and business consultant for Nelson’s Green Brier Distillery, Nashville, Tenn., where he performed a key advisory role in that company’s development and launch of Belle Meade Bourbon.
Prior to May, 2011, Mr. Griffin spent 24 years with Brown-Forman, a leading global wine and spirits company with annual sales of approximately $4 billion. He joined that company, headquartered in Louisville, Ky., as a merchandising representative in 1987 and later moved into sales management. From 1990 to 1997, he advanced through a series of increasingly important brand management roles in Brown-Forman’s U.S. marketing organization. His brand assignments included Old Forester Bourbon, Southern Comfort Liqueur, Southern Comfort Cocktails, Jack Daniel’s Beer and Early Times Kentucky Whiskey. In 1997, Mr. Griffin was named vice president and managing director of Brown-Forman’s Pacific Region, relocating to Sydney, Australia, to lead all aspects of this multi-million dollar operating unit. Chief among his responsibilities was driving profitable results through the oversight of marketing, sales, finance and production. He returned to the company’s headquarters in Louisville in 2001, assuming responsibility for the Jack Daniel’s brand for the Asia Pacific Region. Within a year, he was appointed to serve as vice president and managing director for West Main Interactive, a wholly-owned subsidiary of Brown-Forman in the digital and relationship marketing arena.
A summary of the material terms and conditions of Mr. Griffin's employment agreement, which the parties entered into on July 23, 2014, is set forth below.
Base Salary. Mr. Griffin will receive an initial base salary of $375,000 per year. Mr. Griffin's base salary will be reviewed annually by the Human Resources and Compensation Committee of the Board in accordance with the performance evaluation practices of the Company, but it may not be decreased without Mr. Griffin's consent.
Signing Bonus. Mr. Griffin will receive a one-time signing bonus of 12,000 restricted share units under the Company's 2014 Equity Incentive Plan (the "Equity Plan") which will vest on August 1, 2017, subject to the terms and conditions of Mr. Griffin's award agreement and the Equity Plan.
Short-Term Incentive. For 2014, Mr. Griffin's target short-term incentive ("STI") award under the Company's 2014 Short-Term Incentive Plan (the "STI Plan") for the attainment of the Company's performance measures will be $275,000. The 2014 STI award will be prorated from Mr. Griffin's actual date of employment. Mr. Griffin's threshold STI Plan award is 80% of the target ($220,000), for the attainment of the Company performance measures equivalent to not less than 80% of the target, subject to proration as described above. The maximum STI Plan award that Mr. Griffin may earn is 120% of the target award ($330,000), subject to proration as described above. For 2014, Mr. Griffin will not receive less than the pro-rata targeted award amount, regardless of the Company's performance.
Long-term Incentive. Mr. Griffin will be eligible to participate in the Company’s long-term equity incentive ("LTI") program, with an award for each year following 2014 as determined by the Compensation Committee. For 2014, Mr. Griffin will receive an award pursuant to the Company's Equity Plan. The 2014 award will vary depending on the Company's performance measured against the performance measures, with a target award at $250,000, a threshold award of 80% of the targeted award amount ($200,000), and a maximum award at 120% of the targeted award amount ($300,000), with award values interpolated as necessary for performance between threshold and target and between target and maximum.
There are no arrangements or understandings, between Mr. Griffin and any other persons pursuant to which he was selected as President and Chief Executive Officer. There are also no family relationships between Mr. Griffin and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a result of the appointment of Mr. Griffin as President and Chief Executive Officer of the Company, Don Tracy and Randy M. Schrick will resign from their positions as Interim Co-Chief Executive Officers effective July 28, 2014. Following their resignations as Interim Co-Chief Executive Officers, Messrs. Tracy and Schrick will continue to serve as Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer) and Vice President, Engineering, respectively.
Attached as Exhibit 99.1, and incorporated into this Item 5.02 by reference, is a press release relating to the appointment of Mr. Griffin as President and Chief Executive Officer.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated July 24, 2014.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: July 24, 2014                By:     /s/ Don Tracy
Don Tracy, Interim Co-Chief Executive Officer

By:     /s/ Randy Schrick
Randy Schrick, Interim Co-Chief Executive Officer